EXHIBIT 99.1

Piedmont Office Realty Trust Reports First Quarter 2016 Results
ATLANTA, May 2, 2016 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located in select sub-markets of major U.S. cities, today announced its results for the quarter ended March 31, 2016.

Highlights for the Three Months Ended March 31, 2016:

•	Achieved Core Funds From Operations ("Core FFO") of $0.41 per diluted share as compared with $0.39 per diluted share for the three months ended March 31, 2015;

•	Achieved Adjusted Funds from Operations ("AFFO") of $0.30 per diluted share;

•	Completed over 350,000 square feet of leasing, approximately half of which related to new leases, improving the overall leased percentage of the portfolio to 91.7%;

•	Paid off a $125.0 million maturing mortgage, reducing the amount of secured debt;

•	Repurchased almost half a million shares of its common stock at an average price of $17.20 per share; and

•	Marketed three assets for sale that closed subsequent to quarter end.

Donald A. Miller, CFA, President and Chief Executive Officer, said, "During the first quarter, we maintained our focus on many of the same strategies we employed during 2015. We began marketing several non-core assets in the portfolio for sale and capitalized on the volatile equity market by opportunistically investing in our own stock. Improved occupancy levels and the attendant NOI increases, coupled with our repurchase activity, allowed us to deliver increased year over year FFO per share results, despite the sale of almost $1 billion of assets during 2015. Given that we have very few expirations in 2016 and 2017, our leasing activity during the first quarter concentrated on remaining vacancies.”

Results for the Quarter ended March 31, 2016

Piedmont recognized net income applicable to common stockholders for the three months ended March 31, 2016 of $10.4 million, or $0.07 per diluted share, as compared with $19.2 million, or $0.12 per diluted share, for the three months ended March 31, 2015. The first quarter of 2015 included a $10.1 million, or $0.07 per diluted share, gain on sale of real estate asset during the period associated with the sale of 3900 Dallas Parkway, located in Plano, TX.

Revenues for the three months ended March 31, 2016 were $138.0 million as compared to $149.8 million for the same period a year ago, primarily due to the sale of nine assets during 2015, including our largest asset, Aon Center. The decrease was partially offset by acquisitions subsequent to the first quarter of last year and new leases commencing over the last twelve months.

Property operating costs decreased approximately $10.0 million, from $64.2 million for the three months ended March 31, 2015 to $54.2 million for the three months ended March 31, 2016, primarily due to the sale of nine assets during 2015, including Aon Center.

Results for the three months ended March 31, 2016 also reflect a $2.6 million decrease in interest expense and a $1.5 million increase in general and administrative expense as compared to the three months ended March 31, 2015. The decrease in interest expense as compared to the same quarter of the prior year is attributable to the use of disposition proceeds to lower our average outstanding debt balance and lower interest rates due to refinancing activity. The increase in general and administrative expense is primarily a result of increased accruals for potential performance-based stock compensation during the quarter ended March 31, 2016 due to the Company's out performance relative to its peers with regard to total shareholder return during the first quarter of 2016.

Funds From Operations ("FFO") and Core FFO were both $0.41 per diluted share for the three months ended March 31, 2016 as compared to $0.39 for those same metrics for the three months ended March 31, 2015. The per share increase was primarily driven by the commencement of several new leases and increased occupancy over the past twelve months and an almost nine million share reduction in our weighted average shares outstanding as a result of shares repurchased using disposition proceeds over the last twelve months.

AFFO was $43.6 million, or $0.30 per diluted share for the three months ended March 31, 2016, compared to $45.6 million, or $0.30 per diluted share for the three months ended March 31, 2015. The approximately $2.1 million decrease was driven by an increase in the straight line effects of our lease revenue during the quarter ended March 31, 2016 as compared to the first quarter of the previous year due primarily to rental abatements on recently commenced leases. This decrease was offset on a per share basis by an almost nine million share reduction in our weighted average shares outstanding as a result of shares repurchased over the last twelve months.

Leasing Update

The Company's leasing volume for the three months ended March 31, 2016 totaled 353,000 square feet, of which approximately 182,000 related to new tenant leasing. Highlights of new leasing for the quarter included an approximately 29,000 square foot, 3-year lease with Telogis, Inc. at Braker Point III in Austin, TX and an approximately 28,000 square foot lease through June of 2019 with GKN Aerospace at 6031 Connection Drive in Irving, TX. Renewal highlights included Vertex's 5-year renewal of its approximately 26,000 square feet at Sarasota Commerce Center in Sarasota, FL; and McKinsey and Company, Inc.'s 5-year extension of it's approximately 20,000 square feet at 150 West Jefferson, in Detroit, MI. In addition, Bomgar renewed and expanded to 21,000 square feet for approximately 7 years at 11695 John's Creek Parkway, in John's Creek, GA.

The Company's overall portfolio was approximately 91.7% leased as of March 31, 2016, up 290 basis points from 88.8% a year ago. Weighted average lease term remaining was approximately 6.7 years as of March 31, 2016, consistent with December 31, 2015. Cash basis SSNOI was $69.3 million for the three months ended March 31, 2016, up approximately 1% over the same period in the prior year. As of March 31, 2016, the Company had approximately 1.4 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.6 million square feet of executed leases for currently vacant space yet to commence. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant near-term abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Financing Activity

During the three months ended March 31, 2016, we repaid a maturing $125.0 million, 5.5% mortgage loan collateralized by four properties using property sales proceeds and capacity on our $500 million line of credit. Total debt decreased by approximately $27.0 million during the three months ended March 31, 2016.

Transactional Activity Subsequent to Quarter End

On April 21, 2016, Piedmont sold 1055 E. Colorado, an approximately 176,000 square foot 99% leased, office building located in Pasadena, CA, for $61.3 million ($348 per square foot).

On April 28, 2016, Piedmont sold Fairway Center II, an approximately 134,000 square foot, 97% leased, office building located in Brea, CA, for $33.8 million ($252 per square foot).

Additionally, on May 2, 2016, Piedmont sold 1901 Main Street, an approximately 173,000 square foot, 100% leased, office building located in Irvine, CA, for $66.0 million ($382 per square foot).

The above three transactions complete various reverse 1031 exchanges with three office properties acquired by the Company in the fourth quarter of 2015.

Other Events

Second Quarter Dividend Declaration

On April 27, 2016, the board of directors of Piedmont declared dividends for the second quarter of 2016 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on May 27, 2016, payable on June 17, 2016.

Guidance for 2016

Based on management's expectations, the Company affirms its previous guidance for full-year 2016 as follows:

(in millions, except per share data)	Low		High
Net Income	$137	-	$156
Add: Depreciation, Amortization, and Other	169	-	176
Less: Gain on Sale of Real Estate Assets	(75)	-	(90)
Core FFO	$231	-	$242
Core FFO per diluted share	$1.58	-	$1.66

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including those discussed under "Forward Looking Statements" below. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures, such as FFO, Core FFO, AFFO, Same Store NOI, Property NOI, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Tuesday, May 3, 2016 at 10:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through May 17, 2016, and may be accessed by dialing (877) 660-6853 for participants in the United States and Canada and (201) 612-7415 for international participants, followed by conference identification code 13634256. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review first quarter 2016 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended March 31, 2016 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 20 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include, but are not limited to the Company's estimated range of Net Income, Depreciation, Amortization and Other, Gain on Sale of Real Estate Assets, Core FFO and Core FFO per diluted share for the year ending December 31, 2016.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: economic, regulatory and socio-economic changes (including accounting standards) that impact the real estate market generally or that could affect the patters of use of commercial office space, may cause our operating results to suffer and decrease the value of our real estate properties; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; lease terminations or lease defaults, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office market in general and of the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago where we have high concentrations of office properties; the illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties; acquisitions of properties may have unknown risks and other liabilities at the time of acquisition; development and construction delays and resultant increased costs and risks may negatively impact our operating results; our real estate development strategies may not be successful; future terrorist attacks in the major metropolitan areas in which we own properties could significantly impact the demand for, and value of, our properties; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may negatively affect us and could cause us to recognize impairment charges on both our long-lived assets or goodwill or otherwise impact our performance; availability of financing and our lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; future offerings of debt or equity securities may adversely affect the market price of our common stock; changes in market interest rates may have an effect on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; we may be subject to litigation, which could have a material adverse effect on our financial condition; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2015, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)
	March 31, 2016	December 31, 2015
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$685,850	$685,850
Buildings and improvements	3,844,717	3,826,322
Buildings and improvements, accumulated depreciation	(951,484)	(922,019)
Intangible lease assets	176,436	177,675
Intangible lease assets, accumulated amortization	(98,314)	(93,012)
Construction in progress	25,901	20,990
Total real estate assets	3,683,106	3,695,806
Investments in and amounts due from unconsolidated joint ventures	7,483	7,577
Cash and cash equivalents	4,732	5,441
Tenant receivables, net of allowance for doubtful accounts	22,040	26,339
Straight line rent receivables	161,087	152,122
Notes receivable	—	45,400
Restricted cash and escrows	591	5,174
Prepaid expenses and other assets	24,708	24,843
Goodwill	180,097	180,097
Deferred lease costs, less accumulated amortization	271,173	291,736
Total assets	$4,355,017	$4,434,535
Liabilities:
Unsecured debt, net of discount	$1,626,799	$1,528,221
Secured debt	376,119	501,289
Accounts payable, accrued expenses, and accrued capital expenditures	103,894	128,465
Deferred income	28,143	27,270
Intangible lease liabilities, less accumulated amortization	40,926	42,853
Interest rate swaps	19,473	9,993
Total liabilities	2,195,354	2,238,091
Stockholders' equity :
Common stock	1,451	1,455
Additional paid in capital	3,671,055	3,669,977
Cumulative distributions in excess of earnings	(1,505,704)	(1,477,674)
Other comprehensive income	(8,168)	1,661
Piedmont stockholders' equity	2,158,634	2,195,419
Non-controlling interest	1,029	1,025
Total stockholders' equity	2,159,663	2,196,444
Total liabilities and stockholders' equity	$4,355,017	$4,434,535

Number of shares of common stock outstanding as of end of period	145,093	145,512

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2016	3/31/2015
Revenues:
Rental income	$114,738	$117,807
Tenant reimbursements	22,751	31,390
Property management fee revenue	523	562
Total revenues	138,012	149,759
Expenses:
Property operating costs	54,188	64,236
Depreciation	31,782	36,232
Amortization	17,806	14,670
General and administrative	7,864	6,407
Total operating expenses	111,640	121,545
Real estate operating income	26,372	28,214
Other income (expense):
Interest expense	(16,385)	(19,016)
Other income (expense)	294	(181)
Equity in income of unconsolidated joint ventures	115	159
Gain (loss) on sales of real estate	(20)	10,073
Net income	10,376	19,249
Less: Net income applicable to noncontrolling interest	(4)	(4)
Net income applicable to Piedmont	$10,372	$19,245
Weighted average common shares outstanding - diluted*	145,791	154,580
Per Share Information -- diluted:
Net income applicable to common stockholders	$0.07	$0.12

*Number of shares of common stock outstanding as of end of period	145,093	154,340

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2016	3/31/2015
GAAP net income applicable to common stock	$10,372	$19,245
Depreciation (1) (2)	31,639	36,097
Amortization (1)	17,822	14,686
Loss/(gain) on sale of real estate assets (1)	20	(10,073)
NAREIT Funds From Operations applicable to common stock*	59,853	59,955
Acquisition costs	12	144
Core Funds From Operations applicable to common stock*	59,865	60,099
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on debt	647	651
Depreciation of non real estate assets	204	196
Straight-line effects of lease revenue (1)	(7,848)	(4,510)
Stock-based and other non-cash compensation expense	1,928	725
Net effect of amortization of above or below-market in-place lease intangibles (1)	(1,238)	(1,122)
Acquisition costs	(12)	(144)
Non-incremental capital expenditures (3)	(9,996)	(10,287)
Adjusted funds from operations applicable to common stock*	$43,550	$45,608
Weighted average common shares outstanding - diluted**	145,791	154,580
Funds from operations per share (diluted)	$0.41	$0.39
Core funds from operations per share (diluted)	$0.41	$0.39
Adjusted funds from operations per share (diluted)	$0.30	$0.30

**Number of shares of common stock outstanding as of end of period	145,093	154,340

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the extinguishment of swaps, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended
	3/31/2016	3/31/2015

Net income applicable to Piedmont	$10,372	$19,245
Net income applicable to noncontrolling interest	4	4
Interest expense	16,385	19,016
Depreciation (1)	31,843	36,292
Amortization (1)	17,822	14,686
Acquisition costs	12	144
Loss/(gain) on sale of real estate assets (1)	20	(10,073)
Core EBITDA*	76,458	79,314
General & administrative expenses (1)	7,869	6,416
Management fee revenue	(292)	(330)
Other (income)/expense (1)	(307)	38
Straight line effects of lease revenue (1)	(7,848)	(4,510)
Amortization of lease-related intangibles (1)	(1,238)	(1,122)
Property Net Operating Income (cash basis)*	74,642	79,806
Acquisitions	(5,215)	(513)
Dispositions	29	(10,413)
Other investments	(126)	(270)
Same Store NOI (cash basis)*	$69,330	$68,610
Change period over period in Property NOI	(6.5)%	N/A
Change period over period in Same Store NOI	1.0%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure, because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.